Exhibit 3.3

                      Restated Certificate of Incorporation
                                       of
                            nStor Technologies, Inc.
                             a Delaware Corporation

        The undersigned hereby certifies that the following Restated Certificate of Incorporation of nStor Technologies, Inc., a Delaware corporation (the "Corporation") was duly adopted in accordance with Section 245 of the Delaware General Corporation Law. This Restated Certificate of Incorporation restates and integrates but does not further amend the provisions of the Certificate of Incorporation. There is no discrepancy between the existing provisions of the Certificate of Incorporation and the provisions in this Restated Certificate of Incorporation. The original Certificate of Incorporation (previously filed under the name of Pacific Coast Properties, Inc.) was filed with the Secretary of State of Delaware on November 23, 1959, a subsequent Restated Certificate of Incorporation (previously filed under the name of Communications & Cable, Inc.), as amended, was filed in Delaware on July 21, 1987, a subsequent Restated Certificate of Incorporation was filed in Delaware on June 22, 1998, and a subsequent Restated Certificate of Incorporation was filed in Delaware on November 30, 1998.

        ARTICLE FIRST:  The name of the Corporation is nSTOR TECHNOLOGIES, INC.

        ARTICLE SECOND: The address of the Corporation's registered office in the State of Delaware is 15 E. North Street, City of Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is United Corporate Services, Inc.

        ARTICLE THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        ARTICLE FOURTH: (a) The total number of shares which the Corporation is authorized to issue is Two Hundred and Thirty One Million (231,000,000). The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is One Million (1,000,000) and the number of shares of Common Stock authorized to be issued is Two Hundred and Thirty Million (230,000,000). The Preferred Stock shall have a par value of $.01 per share and the Common Stock shall have a par value of $.05 per share. The aggregate par value of all shares of Preferred Stock is $10,000 and the aggregate par value of all shares of Common Stock is $11,500,000.

        (b) The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and the rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        (c) The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

               (i) The number of shares constituting that series and the distinctive designation of the series;

               (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (iii) Whether that series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights and whether the series shall have the right to vote cumulatively;

               (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (vii)  The  rights of the  shares of that  series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

               (viii) Any other relative or participating rights, preferences or limitations of that series.

        (d) The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation that is entitled to vote without a class vote of the Preferred Stock or any class or series thereof, except as may otherwise be provided in the resolution or resolutions affixing the voting rights of such class or series.

        (e) Attached hereto as Exhibit 1 is a copy of the Certificate of Designation of the Series L Convertible Preferred Stock filed with the Secretary of State on June 7, 2002, which Certificate created a separate series of Preferred Stock which sets forth the rights and preferences of such series.

        ARTICLE FIFTH:  The Corporation shall have perpetual existence.

        ARTICLE SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, except to the extent that the bylaws or this Certificate of Incorporation otherwise provide.

        ARTICLE SEVENTH: The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the bylaws of the Corporation, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the bylaws.

        ARTICLE EIGHTH: No holder of any class of stock of the Corporation shall be entitled to cumulative votes in connection with any election of directors of the Corporation.

        ARTICLE NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

        ARTICLE TENTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article Tenth, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Tenth, shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        ARTICLE ELEVENTH: The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders before the voting begins.

        ARTICLE TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of October, 2002.

                                             nSTOR TECHNOLOGIES, INC.


                                             By: /s/ Jack Jaiven
                                             Jack Jaiven, Vice President